Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S3) and related Prospectus of Wejo Group Limited for the registration of its common shares, preference shares, debt securities, share purchase contracts, warrants, rights and units and to the incorporation by reference therein of our report dated March 31, 2022, with respect to the consolidated financial statements of Wejo Group Limited included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Manchester, United Kingdom

December 21, 2022